Exhibit 10.52

FIRST AMENDMENT TO
CHICO’S FAS, INC.
DEFERRED COMPENSATION PLAN

Pursuant to the authority granted under Section 10.2 of the Chico’s FAS, Inc. Deferred Compensation Plan (as amended and restated on January 1, 2019) (the “Plan”), the Plan is hereby amended as set forth below.
1.    Section 2.7 of the Plan is amended in its entirety, effective January 1, 2020, to read as follows:

2.7
Base Pay Threshold. Base Pay Threshold means $125,000. If a Participant was eligible and participating in the Plan on December 31, 2019, the Base Pay Threshold does not apply but the Participant’s continued participation in the Plan is subject to the Committee determination that the Participant otherwise meets the eligibility requirements. For Plan Years beginning on or after January 1, 2020, the Committee may at any time, in its sole discretion, adjust the Base Pay Threshold without amending the Plan.

2.    Section 2.16 of the Plan is amended in its entirety, effective January 1, 2020, to read as follows:

2.16
Committee. Committee means the committee appointed to administer the Plan. With regard to any duties, rights, or responsibilities under the Plan related to an Employee who is an “insider” of the Company, the Human Resources, Compensation and Benefits Committee of the Board of Directors of the Company shall serve as the Committee and Plan administrator in accordance with Section 9.1. With regard to any duties, rights, or responsibilities related to an Employee who is not an “insider”, including but not limited to, amending the Base Pay Threshold, the Chico’s FAS 401(k) Investment Committee shall serve as the Committee and Plan administrator in accordance with Section 9.1. The Board may change or remove the Plan administrator at any time. An employee is an “insider” of the Company, for this purpose, if, on the relevant date, the individual is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.

3.    Section 2.28 of the Plan is amended in its entirety, effective January 1, 2020, to read as follows:

2.28
Eligible Employee. Eligible Employee means a member of a “select group of management or highly compensated employees” of a Participating Employer within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, as determined by the Committee, from time to time in its sole discretion, who has a Base Pay rate at the time of election (as specified in Article IV) equal to or in excess of the Base Pay Threshold (as may be adjusted in accordance with Section 2.7).

4.    Section 9.1 of the Plan is amended in its entirety, effective January 1, 2020, to read as follows:

9.1
Plan Administration. The Plan shall be administered by the Committee, as designated in accordance with Section 2.16, which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of the Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XII.

5.    All other provisions of the Plan shall remain in effect.

IN WITNESS WHEREOF, this First Amendment to the Plan is hereby adopted on this 19th day of November, 2019.
CHICO’S FAS, INC.
By: /s/ Andrew Gottman
Title: VP - Total Rewards, Payroll & HR